EXHIBIT 99.3

Consent to be Named as a Trustee of Equity Office Properties Trust

      I hereby consent, pursuant to Rule 438 of the Securities Act of 1933, as amended, to be named as a person to become a trustee of Equity Office Properties Trust, a Maryland real estate investment trust (“Equity Office”), under the circumstances described in the registration statement on Form S-4 filed by Equity Office with the Securities and Exchange Commission in connection with the merger of Spieker Properties, Inc., a Maryland corporation, with and into Equity Office.

/s/ WARREN E. SPIEKER, JR. —————————————— Warren E. Spieker, Jr. Date: April 23, 2001